Exhibit 6.11

AMENDED AND RESTATED PROPERTY MANAGEMENT AGREEMENT

BETWEEN

HERE PM LLC

AND

HERE COLLECTION LLC - SERIES #5, A SERIES OF HERE COLLECTION LLC

This AMENDED AND RESTATED PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) dated as of May 10, 2022, is entered into between Here PM LLC, a limited liability company formed under the laws of the State of Florida (the “Property Manager”), and Here Collection LLC – Series #5, a Series of Here Collection LLC (the “Series”) and replaces in its entirety the Property Management Agreement, dated as of April 15, 2022, between the Property Manager and the Series;

WHEREAS, the Series seeks to invest in the Series #5 Asset (as defined in the Appendix hereto) in accordance with the terms and conditions of the Second Amended and Restated Operating Agreement, dated April 15, 2022, of Here Collection LLC, a series limited liability company organized under the laws of the State of Delaware (the “Company”) together with the Series Designation setting forth the terms of the Series, in each case as amended and restated from time to time (the “Operating Agreement”);

WHEREAS, pursuant to the Operating Agreement, the managing member of the Series shall be responsible for the acquisition, management and disposition of the Series #5 Asset as well as the business of the Series;

WHEREAS, the Series desires to avail itself of the advice and assistance of the Property Manager and to appoint and retain the Property Manager as the property manager to the Series with respect to the Series #5 Assets;

WHEREAS, the Property Manager wishes to accept such appointment; and

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby covenant and agree as follows:

1.	Appointment of Property Manager; Acceptance of Appointment. The Series hereby appoints the Property Manager as property manager to the Series for the purpose of managing the Series #5 Asset. The Property Manager hereby accepts such appointment.

2.	Authority of the Property Manager.

(a)	Except as set forth in Section 2(e) below and any guidance as may be established from time to time by the Managing Member of the Series, the Property Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the Series #5 Asset and to take any action that it deems necessary or desirable in connection therewith.

(b)	The Property Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Property Manager in light of the understanding that such duties are expected to be performed only at occasional or irregular intervals.

(c)	The Property Manager may delegate all or any of its duties under this Agreement to any Person who shall perform such delegated duties under the supervision of the Property Manager on such terms as the Property Manager shall determine.

(d)	Notwithstanding any other provision of this Agreement to the contrary, the Property Manager shall not have the authority to:

(i)	acquire any asset or service for an amount equal to or greater than 1% of the value of the Series #5 Asset as of such date, individually, or 3% of the value of the Series #5 Asset as of such date, in the aggregate without the prior consent of the Managing Member of the Series;

(ii)	sell, transfer, encumber or convey the Series #5 Asset, provided, however, that the Property Manager may deliver to the Managing Member of the Company any offers received by the Property Manager to purchase the Series #5 Asset and any research or analysis prepared by the Property Manager regarding the potential sale of the Series #5 Asset, including market analysis, survey results or information regarding any inquiries received and information regarding potential purchasers.

3.	Cooperation. The Property Manager agrees to use reasonable efforts to make appropriate personnel available for consultation with the Series on matters pertaining to the Series #5 Asset and to consult with the Managing Member of the Series regarding property management decisions with respect to the Series #5 Asset prior to execution. The Managing Member of the Series may make any reasonable request for the provision of information or for other cooperation from the Property Manager with respect to its duties under this Agreement, and the Property Manager shall use reasonable efforts to comply with such request, including without limitation, furnishing the Series with such documents, reports, data and other information as the Managing Member of the Series may reasonably request regarding the Series #5 Asset and the Property Manager’s performance hereunder or compliance with the terms hereof.

4.	Representations and Warranties. Each party hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party.

5.	Limitation of Liability; Indemnification.

(a)	None of the Property Manager, its affiliates, or any of their respective directors, members, stockholders, partners, officers, employees or controlling persons (collectively, “Managing Parties”) shall be liable to the Series or the Company for (i) any act or omission performed or failed to be performed by any Managing Party (other than any criminal wrongdoing) arising from the exercise of such Managing Party’s rights or obligations hereunder, or for any losses, claims, costs, damages, or liabilities arising therefrom, in the absence of criminal wrongdoing, willful misfeasance or gross negligence on the part of such Managing Party, (ii) any tax liability imposed on the Series or the Series #5 Asset, or (iii) any losses due to the actions or omissions of the Series or any brokers or other current or former agents or advisers of the Series.

(b)	To the fullest extent permitted by applicable law, the Series will indemnify the Property Manager and its Managing Parties against any and all losses, damages, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) and amounts paid in settlement (collectively, “Losses”) to which such person may become subject in connection with any matter arising out of or in connection with this Agreement, except to the extent that any such Loss results solely from the acts or omissions of a Managing Party that have been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to have resulted primarily from such Managing Party’s fraud, willful misconduct or gross negligence. If this Section 5 or any portion hereof shall be invalidated on any ground by a court of competent jurisdiction, the Series shall nevertheless indemnify the Managing Party for any Losses incurred to the full extent permitted by any applicable portion of this Section that shall not have been invalidated.

(c)	The Property Manager gives no warranty as to the performance or profitability of the Series #5 Asset or as to the performance of any third party engaged by the Property Manager hereunder.

(d)	The Property Manager may rely upon and shall be protected in acting or refraining from action upon any instruction from, or document signed by, any authorized person of the Series or other person reasonably believed by the Property Manager to be authorized to give or sign the same whether or not the authority of such person is then effective.

6.	Assignments. This Agreement may not be assigned by either party without the consent of the other party. In performing its obligations under this Agreement, the Property Manager may, at its discretion, delegate any or all of its rights, powers and functions under this Agreement to any Person in accordance with section 2(d) without the need for the consent of the Series, provided that the Property Manager’s liability to the Series for all matters so delegated shall not be affected by such delegation.

7.	Compensation and Expenses.

(a)	As compensation for services performed by the Property Manager under this Agreement, and in consideration therefor, the Series will pay, monthly, a property management fee (the “Property Management Fee”) to the Property Manager, equal to 30% of the Gross Receipts received by the Series during the immediately preceding month. “Gross Receipts” means (i) receipts from the short-term or long-term rental of the Series #5 Asset; (ii) receipts from rental escalations, late charges and/or cancellation fees; (iii) receipts from tenants for reimbursable operating expenses; (iv) receipts from concessions granted or goods or services provided in connection with the Series #5 Asset or to the tenants or prospective tenants thereof; (v) other miscellaneous operating receipts; and (vi) proceeds from rent or business interruption insurance applicable to the Series #5 Asset; but excludes (A) tenants’ security or damage deposits until the same are forfeited by the person making such deposits; (B) property damage insurance proceeds; and (C) any award or payment made by any governmental authority in connection with the exercise of any right of eminent domain.

(b)	Except as set forth in Section 5, the Series will bear all expenses of the Series #5 Asset and shall reimburse the Property Manager for any such expenses paid by the Property Manager on behalf of the Series together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Property Manager in its sole discretion (“Operating Expenses Reimbursement Obligation”); provided, however, that the Series shall not pay or reimburse the Property Manager for the ordinary overhead and administrative expenses of the Property Manager including, without limitation, all costs and expenses on account of rent, utilities, insurance, office supplies, office equipment, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, travel, entertainment, salaries and bonuses, as well as costs related to ongoing property inspections, guest relations services, cleaning scheduling, inventory management, and vendor and repair scheduling, which in each case shall be borne by the Property Manager.

(c)	Each party will bear its own costs relating to the negotiation, preparation, execution and implementation of this Agreement.

8.	Services to Other Clients; Certain Affiliated Activities.

(a)	The relationship between the Property Manager and the Series is as described in this Agreement and nothing in this Agreement, none of the services to be provided pursuant to this Agreement, nor any other matter, shall oblige the Property Manager to accept responsibilities that are more extensive than those set forth in this Agreement.

(b)	The Property Manager’s services to the Series are not exclusive. The Property Manager may engage in other activities on behalf of itself, any other Managing Party and other clients (which, for the avoidance of doubt, may include other series of the Company). The Series acknowledges and agrees that the Property Manager may, without prior notice to the Series, give advice to such other clients. The Property Manager shall not be liable to account to the Series for any profits, commission or remuneration made or received in respect of transactions effected pursuant to the Property Manager’s advice to another client and nor will the Property Manager’s fees be abated as a result.

9.	Duration and Termination. Unless terminated as set forth below, this Agreement shall continue in full force and effect until one year after the date on which the Series #5 Asset has been liquidated and the obligations connected to such Series #5 Asset (including, without limitation, contingent obligations) have terminated or, if earlier, the removal of Here Investments Inc. as Managing Member of the Series. Either party may terminate this Agreement immediately upon a material breach of the Agreement by the other party, without penalty or other additional payment, except that the Series shall pay the Property Management Fee of the Property Manager referred to in section 7, pro-rated to the date of termination, together with all amounts outstanding under any Operating Expenses Reimbursement Obligation. Termination shall not affect accrued rights, and the provisions of Sections 4, 5, 7 (with respect to any accrued but unpaid fees and expenses), 8, 9, 11, 14 and 16 hereof shall survive the termination of this Agreement.

10.	Power of Attorney. For so long as this Agreement is in effect, the Series constitutes and appoints the Property Manager, with full power of substitution, its true and lawful attorney-in-fact and in its name, place and stead to carry out the Property Manager’s obligations and responsibilities to the Series under this Agreement, solely with respect to the Series #5 Asset.

11.	Notices. Except as otherwise specifically provided herein, all notices shall be deemed duly given when sent in writing by registered mail, overnight courier or email to the appropriate party at the following addresses, or to such other address as shall be notified in writing by that party to the other party from time to time:

If to the Series:	Here Collection LLC – Series #5
1111 Brickell Ave.
Miami, FL 3313

If to the Property Manager:	Here PM LLC
1111 Brickell Ave.
Miami, FL 3313

12.	Independent Contractor. For all purposes of this Agreement, the Property Manager shall be an independent contractor and not an employee or dependent agent of the Series nor shall anything herein be construed as making the Series a partner or co-venturer with the Property Manager, any other Managing Party or any of its other clients. Except as expressly provided in this Agreement or as otherwise authorized in writing by the Series, the Property Manager shall have no authority to bind, obligate or represent the Series.

13.	Entire Agreement; Amendment; Severability. This Agreement states the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreements relating to the subject matter hereof, and may not be supplemented or amended except in writing signed by the parties. If any provision or any part of a provision of this Agreement shall be found to be void or unenforceable, it shall not affect the remaining part, which shall remain in full force and effect.

14.	Confidentiality. All information furnished or made available by the Series or the Company to the Property Manager hereunder, or by the Property Manager to the Series or the Company hereunder, shall be treated as confidential by the Property Manager, or the Series and the Company, as applicable, and shall not be disclosed to third parties except as required by law or as required in connection with the execution of transactions with respect to the Series #5 Asset and except for disclosure to counsel, accountants and other advisors.

15.	Definitions. Words and expressions which are used but not defined in this Agreement shall have the meanings given to them in the Operating Agreement.

16.	Governing Law; Jurisdiction.

(a)	This Agreement and the rights of the parties shall be governed by and construed in accordance with the laws of the State of Delaware.

(b)	The parties irrevocably agree that the Court of Chancery of the State of Delaware is to have the exclusive jurisdiction to settle any disputes which may arise out of in connection with this Agreement and accordingly any suit, action or proceeding arising out of or in connection with this Agreement shall be brought in such courts.

17.	Counterparts. This Agreement may be executed in one or more counterparts with the same force and effect as if each of the signatories had executed the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly appointed agents so as to be effective on the day, month and year first above written.

PROPERTY MANAGER

HERE PM LLC

By:	/s/ Corey Ashton Walters
Name: Corey Ashton Walters
Title: Chief Executive Manager

HERE COLLECTION LLC - Series #5, A SERIES OF HERE COLLECTION LLC

By: HERE INVESTMENTS INC., as managing member

By:	/s/ Corey Ashton Walters
Name: Corey Ashton Walters
Title: Chief Executive Officer & President

APPENDIX

THE SERIES #5 ASSET

A residential property located at 12610 Erin Lea Ln, Panama City Beach, FL 32407